As filed with the Securities and Exchange Commission on December 26, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
ROCHESTER MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-1613227 (I.R.S. Employer Identification No.)
One Rochester Medical Drive
Stewartville, Minnesota 55976
(Address of principal executive offices) (Zip code)
ROCHESTER MEDICAL CORPORATION
2001 STOCK INCENTIVE PLAN
(Full title of the plan)
Anthony J. Conway
Chief Executive Officer
Rochester Medical Corporation
One Rochester Medical Drive
Stewartville, Minnesota 55976
(507) 533-9600
(Name, address and telephone number,
including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed maximum
Title of securities	Amount to be	maximum offering price	aggregate	Amount of
to be registered	registered(1)	per share(2)	offering price(2)	registration fee
Common Stock, no par value per share	1,000,000 Shares	$11.685	$11,685,000	$1,250.30

(1)	Pursuant to General Instruction E of the General Instructions to Form S-8, this Registration Statement incorporates by reference the registrant’s Registration Statement on Form S-8 (File No. 333-62592), which relates to the issuance and sale from time to time of an aggregate of up to 1,000,000 shares of the registrant’s common stock (after giving effect to the registrant’s 2 for 1 stock split on November 17, 2006) pursuant to the Rochester Medical Corporation 2001 Stock Incentive Plan. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers additional shares of Rochester Medical Corporation common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2001 Stock Incentive Plan.

(2)	Calculated solely for the purpose of this offering in accordance with Rule 457(h) based on the average of the high and low prices of Rochester Medical Corporation common stock as reported on the NASDAQ Global Market on December 20, 2006.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by Rochester Medical Corporation (the “Company”), are incorporated by reference in this registration statement, as of their respective dates:
(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed with the Commission on December 26, 2006;

(b)	The Company’s Current Reports on Form 8-K filed with the Commission on October 26, 2006, October 31, 2006 (except for Item 2.02 contained therein), November 8, 2006, November 21, 2006, December 13, 2006 and December 14, 2006;

(d)	The description of the Company’s common stock contained in Item I of the Registration Statement on Form 8-A filed December 10, 1990, and any amendment or report filed for the purpose of updating such description filed subsequent to the date of this Registration Statement on Form 8-A and prior to the termination of the offering described herein.
     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof and prior to a filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of the filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supercedes such statement. Any such statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 302A.521 of the Minnesota Statutes provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefore by another organization or employee benefit plan for the same judgments, penalties, or fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions in such person’s official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions in such person’s official capacity for other affiliated organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Section 302A.521 also requires payment by a corporation, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain instances. A decision as to require indemnification is made by a disinterested majority of the Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Board, by special legal counsel, by the shareholders, or by a court.
     Minnesota law and the Company’s bylaws provide that the Company shall, under certain circumstances and subject to certain limitations, indemnify any person made or threatened to be made a party to a proceeding by reason of that person’s former or present official capacity with the Company against judgments, penalties, fines, settlements, and reasonable expenses. Any such person is also entitled, subject to certain limitations, to payment or reimbursement of reasonable expenses in advance of the final disposition of the proceeding.
     The Company maintains a policy of directors’ and officers’ liability insurance that insures the Company’s directors and officers against the cost of defense, settlement, or payment of a judgment under certain circumstances.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
5.1	Opinion and Consent of Dorsey & Whitney LLP.

23.1	Consent of McGladrey & Pullen LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Company’s Registration Statement on Form S-8, Registration No. 333-62592).
Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stewartville, State of Minnesota, on December 26, 2006.

ROCHESTER MEDICAL CORPORATION
By:	/s/ Anthony J. Conway
Anthony J. Conway
Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 26, 2006.

Signature	Title

/s/ Anthony J. Conway Anthony J. Conway	Chairman of the Board, Chief Executive Officer, and Director (principal executive officer)

/s/ David A. Jonas David A. Jonas	Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)

* Darnell L. Boehm	Director

* Peter R. Conway	Director

* Roger W. Schnobrich	Director

Benson F. Smith	Director

* BY: /s/ David A. Jonas David A. Jonas
Attorney-in-fact

EXHIBIT INDEX
5.1	Opinion and Consent of Dorsey & Whitney LLP.

23.1	Consent of McGladrey & Pullen LLP

23.2	Consent of Ernst & Young LLP

23.3	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Company’s Registration Statement on Form S-8, Registration No. 333-62592).